
                                                                                                  EXHIBIT 11

                           THE NEW YORK TIMES COMPANY

                      STATEMENTS OF COMPUTATION OF PRIMARY

                     AND FULLY-DILUTED NET INCOME PER SHARE

                (Dollars and shares in thousands, except per share data)


                                                    ---------------------------    --------------------------
                                                      QUARTER ENDED JUNE 30,       SIX MONTHS ENDED JUNE 30,
                                                    ---------------------------    --------------------------
                                                       1996           1995            1996          1995
                                                       ----           ----            ----          ----
PRIMARY*

Average shares outstanding                             97,754         96,781          97,703        97,304
                                                     ========       ========        ========      ========

Net Income                                           $ 46,812       $ 43,256        $ 79,562      $ 70,615
  Less cumulative preference stock dividends              (24)           (24)            (48)          (48)
                                                     --------       --------        --------      --------
   Total                                             $ 46,788       $ 43,232        $ 79,514      $ 70,567
                                                     ========       ========        ========      ========

Primary earnings per share                           $   0.48       $   0.45        $   0.81      $   0.73
                                                     ========       ========        ========      ========


FULLY DILUTED

Average shares outstanding                             97,754         96,781          97,703        97,304

Net effect of dilutive stock
  options, retirement units
  and put options (based on
  the treasury stock method
  using the quarter-end market
  price which is higher
  than the average market price)                        2,270            648           1,899           623

                                                     --------       --------        --------      --------
Total fully-diluted average shares outstanding        100,024         97,429          99,602        97,927
                                                     ========       ========        ========      ========

Net Income                                           $ 46,812       $ 43,256        $ 79,562      $ 70,615
  Less cumulative preference stock dividends              (24)           (24)            (48)          (48)
                                                     --------       --------        --------      --------
   Total                                             $ 46,788       $ 43,232        $ 79,514      $ 70,567
                                                     ========       ========        ========      ========

Fully-diluted earnings per share                     $   0.47       $   0.44        $   0.80      $   0.72
                                                     ========       ========        ========      ========
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* Common stock equivalents are excluded from primary earnings per share because their impact on earnings is less than three percent in the aggregate.